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As filed with the Securities and Exchange Commission on February 10, 2005

Registration Statement No. 333-121046

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOSPHERE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3216867 (I.R.S. Employer Identification Number)
1050 Hingham Street Rockland, MA 02370 (781) 681-7900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard J. Faleschini
President and Chief Executive Officer
BioSphere Medical, Inc.
1050 Hingham Street
Rockland, MA 02370
(781) 681-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Susan W. Murley, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

        Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders named in this preliminary prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 10, 2005

PROSPECTUS

BIOSPHERE MEDICAL, INC.

2,817,762 SHARES OF COMMON STOCK

        This prospectus relates to the resale of up to 2,817,762 shares of our common stock that may be offered for sale by the selling stockholders named herein. We closed a private placement of shares of our series A preferred stock and common stock purchase warrants to these selling stockholders on November 10, 2004. As part of the private placement, we entered into an agreement with the selling stockholders with respect to the registration of the shares of our common stock which may be issued upon conversion of the series A preferred stock and upon exercise of the warrants.

        The selling stockholders and their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        We will not receive any proceeds from the sale of the shares by the selling stockholders.

        Our common stock is traded on the NASDAQ National Market under the symbol "BSMD." On February 8, 2005, the closing sale price of our common stock on NASDAQ was $4.10 per share. You are urged to obtain current market quotations for our common stock.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February    , 2005.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

About Us

        We develop, manufacture and market products for medical applications using embolotherapy techniques. Embolotherapy is the process of obstructing a blood vessel or organ by the insertion or lodgment of particles or other materials. Embolotherapy works by reducing blood flow to targeted areas of the body. Our core technologies consist of patented bio-engineered polymers, which are chemical compounds that we create through the application to medical science of engineering principles, and manufacturing methods. These core technologies are used to produce miniature spherical beads with unique properties for a variety of applications. Embolotherapy procedures are performed by injecting these beads through a catheter into the blood vessels that feed these target areas. By selectively blocking the target tissue's blood supply, the deprived tissue will either become destroyed or devitalized, resulting in therapeutic benefit.

        We generate revenues primarily from product sales of our Embosphere® Microspheres and EmboGold® Microspheres in North America. To a lesser extent, we also generate revenues from product sales in Europe and other geographic territories including the Middle East, Africa, South America, and the Far East. Product revenues also include the sale of accessory embolotherapy devices such as our EmboCath® Catheter and our Segway® Guidewire, as well as our other non-embolotherapy products, including barium, a substance used to enhance x-rays of the gastrointestinal system and other gastrointestinal medical testing, and other ancillary medical devices. We currently derive a majority of our revenues in the United States from the sale of Embosphere Microspheres and EmboGold Microspheres for use in the treatment of uterine fibroids, which are non-cancerous tumors growing within or on the wall of the uterus, using a procedure called uterine fibroid embolization, or UFE. UFE is a minimally invasive procedure in which microspheres are injected through a small catheter into the blood vessels that supply the uterus. Blood flow guides these particles into the network of vessels that preferentially flow toward the fibroids, thereby blocking the blood supply to the fibroids, but not the surrounding healthy tissue. Most patients with uterine fibroids are not initially symptomatic and remain untreated until the patient experiences symptoms such as abnormal bleeding, increased urinary frequency, pain, swelling or fertility difficulties.

        Our principal focus is on growing our Embosphere Microsphere business worldwide, specifically the UFE procedure, which we believe will be a key driver to our success. Our marketing strategy is to promote UFE through our ASK4UFE™ awareness and education program and also to specifically promote our Embosphere Microspheres as the treatment of choice for UFE. Our success will depend upon the acceptance by the medical community, patients and third party payers of the UFE procedure, and our Embosphere Microspheres product and other products as safe, medically therapeutic and cost effective.

        An investment in our common stock involves risks. For a discussion of factors you should consider before deciding to invest in our common stock, we refer you to the risks described below and to "Risk Factors":

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  We have incurred operating losses since our inception. Because we have a history of losses and our future profitability is uncertain, our common stock is a speculative investment.

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  We will continue to need additional funds and if additional capital is not available, we may have to limit, scale back or cease our operations.

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  To date we have not achieved widespread market acceptance of our Embosphere Microspheres or other products. If we do not achieve market acceptance of our microsphere products, our business prospects will be seriously harmed.

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  If we do not develop and introduce new products, we may not achieve additional revenue opportunities.

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  We are subject to regulation by government agencies in the United States and abroad with respect to the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. If we do not obtain and maintain the regulatory approvals required to market and sell our products, then our business may be unsuccessful.

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  If we are unable to obtain patent protection for our products, their competitive value could decline.

        We were incorporated in Delaware in 1993. Our principal executive offices are located at 1050 Hingham Street, Rockland, MA 02370, our telephone number is (781)-681-7900 and our Internet address is www.biospheremed.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "BioSphere," "we," "us," and "our" refer to BioSphere Medical, Inc. and our subsidiaries.

        BioSphere®, Embosphere®, EmboGold®, EmboCath®, Segway®, Hepasphere SAP™, TempRX™, Radiosphere™, and ASK4UFE™ are our trademarks.

THE OFFERING

Common Stock offered by selling stockholders	2,817,762 shares
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering. For more information, see "Use of Proceeds" on page 16.
NASDAQ National Market symbol	BSMD

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risk Relating to Our Future Profitability

Because we have a history of losses and our future profitability is uncertain, our common stock is a speculative investment.

        We have incurred operating losses since our inception in December 1993 and, as of September 30, 2004, had an accumulated deficit of approximately $73.5 million. We have incurred net losses of $10.3 million, $6.4 million, $7.4 million and $4.9 million for the years ended December 31, 2001, 2002 and 2003 and the nine-month period ended September 30, 2004, respectively. We expect to spend substantial funds to continue research and product testing, to maintain sales, marketing, quality control, regulatory, manufacturing and administrative capabilities and for other general corporate purposes. We expect to continue to incur operating losses beyond the fourth quarter of 2004, as we continue our commercialization efforts.

        We may never become profitable. If we do become profitable, we may not remain profitable on a continuing basis. Our failure to become and remain profitable would depress the market price of our common stock and impair our ability to raise capital and expand, diversify or continue our operations.

Risks Relating to Our Financial Results and Need For Financing

We will continue to need additional funds, and if additional capital is not available, we may have to limit, scale back or cease our operations.

        We believe that our existing cash and other working capital together with the proceeds from the $8.0 million private placement we completed on November 10, 2004 will be adequate to fund our operating and capital requirements, as currently planned, for at least the next 12 months.

        Our currently-planned operating and capital requirements primarily include the need for working capital to:

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  produce and manufacture our products;

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  support our sales and marketing efforts for our Embosphere Microspheres products for UFE and other indications as well as our other products for sale;

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  support our research and development activities; and

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  fund our general and administrative costs and expenses.

        However, our cash requirements may vary materially from those now planned due to a number of factors, including, without limitation, the amount of revenues we generate from sales of our products, in particular from the use of our Embosphere Microspheres for UFE, changes in our UFE regulatory and marketing programs, anticipated research and development efforts, cost and time involved in pre-clinical and clinical testing, costs resulting from changes in the focus and direction of our research and development programs, competitive advances that make it harder for us to market and sell our products, the timing and cost of FDA regulatory review and the market's acceptance of any approved products.

        We also expect to incur additional costs related to ongoing research and development activities, pre-clinical studies, clinical trials, the expansion of our manufacturing, laboratory and administrative functions, as well as costs relating to further market development and commercialization efforts. We may also need additional funds for possible strategic acquisitions of synergistic businesses, products and/or technologies. If adequate funds are not available, we may be required to delay, scale back or eliminate some of our research, development, sales and marketing initiatives, which would have a material adverse effect on our business, results of operations and ability to achieve profitability.

        We will need to raise additional funds to develop and commercialize our products successfully. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our product development, reduce our workforce and license to others products or technologies that we otherwise would seek to commercialize ourselves. Although we may seek additional funding through collaborative arrangements, borrowing money or the sale of additional equity securities, we may not receive additional funding on reasonable terms, or at all. Any sales of additional shares of our capital stock are likely to dilute our existing stockholders.

        Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from commercial lenders, possibly at high interest rates, which will increase the risk of your investment in us.

If operating results fluctuate significantly from quarter to quarter, then our stock price may decline.

        Our operating results could fluctuate significantly from quarter to quarter. These fluctuations may be due to several factors, including the timing and volume of customer orders for our products, procedure cancellations, introduction or announcement of competitive products and general economic conditions. Due to these fluctuations, our operating results in some quarters may not meet the expectations of our investors. In that case, our stock price may decline.

        In addition, a large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenues decline or do not grow as much as we anticipate, we might not be able to improve our operating margins. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

Risks Relating to Our Industry, Business and Strategy

If we do not achieve widespread market acceptance of our microspheres products, our business prospects will be seriously harmed.

        Our microspheres are based on new technologies and therapeutic approaches. In the United States, we began selling our microspheres product in the first half of 2000. In November 2002, we received FDA clearance to market our Embosphere Microspheres in the United States for specific use in the embolization of uterine fibroids. Our success will depend upon increasing acceptance by the medical community, patients and third-party payers that our Embosphere Microspheres and other products are medically therapeutic and cost-effective. Our embolotherapy techniques are administered by interventional radiologists. To date we have not achieved widespread market acceptance of our Embosphere Microspheres or other products. We believe that we have not yet achieved widespread acceptance primarily because obstetrics and gynecology physicians may elect to offer and provide other forms of treatment to their patients with uterine fibroids that do not require a referral to another specialist, such as an interventional radiologist. Accordingly, our future success will depend upon obstetrics and gynecology physicians referring patients to interventional radiologists to receive treatment using our Embosphere Microspheres in lieu of, or in addition to, receiving other forms of treatment that the obstetrics and gynecology physicians can otherwise provide directly.

        Negative publicity associated with any adverse medical effects attributed to embolization treatments generally, or our products specifically, may create the market perception that our products are unsafe. For example, patients commonly experience a day or two of post-procedure abdominal pain or cramping. Other infrequently occurring complications may include allergic reactions, rashes, early onset of menopause, infertility and infection that may, in some cases, require a hysterectomy. We are also aware that a small number of the patient population, which we believe constitute approximately 2% of those receiving the UFE procedure using EmboGold Microspheres, reported a delayed onset of pain and/or rash.

If our microsphere products are not properly used or if the market concludes that our products are not safe or effective, our business could be adversely affected.

        Our microspheres are designed to permanently occlude blood vessels. There is some risk that some or all of the microspheres used in a medical procedure may travel in the blood system to sites other than the intended surgical site and occlude, or block, other blood vessels, resulting in the potential for significant adverse health effects on the patient or, in a worst case, even death. Moreover, to use our microspheres correctly for a particular medical procedure, trained physicians must select and use the proper size and quantity. A physician's selection and use of the wrong size or quantity of our microspheres could potentially have significant adverse health effects on the patient, including death. It will be necessary for us to educate physicians about the selection and use of the proper size and quantity of microspheres in patient therapy. In addition, there is only limited data concerning the long-term health effects on persons receiving embolotherapy using our microspheres. For example, the effect of uterine fibroid embolization on continued fertility has not yet been specifically studied and our FDA clearance for Embosphere Microspheres currently does not include women who intend future pregnancy.

        If we are not able to successfully educate physicians to properly use our product, or if the market determines or concludes that any of our products are not safe or effective for any reason, we may be exposed to product liability claims, product recalls, fines or other penalties or enforcement actions by regulatory agencies and associated adverse publicity. In addition, we have provided to our customers a satisfaction guarantee that requires us to accept the return of any inventory and credit the entire amount of the original order if a properly trained customer is not satisfied with the performance of either our microspheres or our EmboCath catheter products. If we experience adverse publicity or are subject to product liability claims, excessive guarantee claims, recalls, fines and the like, we will be unable to achieve widespread market acceptance of our microsphere products and achieve profitability.

If we do not successfully market and promote our Embosphere Microspheres for use in uterine fibroid embolization, our product revenues will not increase.

        In the first quarter of 2003, we launched our ASK4UFE campaign to increase awareness among patients, referring physicians, interventional radiologists and third party payers of UFE as an alternative treatment for fibroids. We believe the majority of our revenues in the United States for the year ended December 31, 2003 and for the nine months ended September 30, 2004 was derived from the sale of Embosphere Microspheres and EmboGold Microspheres, for use in UFE. Although we believe that EmboGold Microspheres accounted for a significant portion of revenue, we do not market EmboGold Microspheres for use in UFE and currently do not intend to seek 510(k) clearance for use of EmboGold Microspheres in UFE. Because we do not intend to seek 510(k) clearance of EmboGold Microspheres, we believe that our future product revenues are substantially dependent on our ability to achieve awareness of the use of Embosphere Microspheres for the treatment of UFE, and if we do not achieve increased awareness, our product revenues profitability and success will be adversely affected. If we cease to market EmboGold Microspheres for any reason, we could incur substantial costs to write off and replace existing inventories. As of September 30, 2004, we had EmboGold inventory with a carrying value of $467,000, including in process inventory of $350,000 and finished goods syringes of

$117,000. We currently believe no provision for the write off or replacement of EmboGold Microspheres inventory is required in the accompanying financial statements.

If we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our products, we will have difficulty maintaining and increasing our sales.

        We are continuing to develop sales, distribution and marketing capabilities in the United States, the European Union, the Far East and in South America. In 2003, we began a marketing strategy to promote UFE awareness and the benefits of our product for the treatment of uterine fibroids. It will be expensive and time-consuming for us to develop a global marketing and sales force. Moreover, we may choose, or find it necessary, to enter into strategic collaborations to sell, market and distribute our products. We may not be able to provide adequate incentive to our sales force or to establish and maintain favorable distribution and marketing collaborations with other companies to promote our products. We currently have distribution agreements with approximately 50 third-party distributors. Any third party with whom we have established a marketing and distribution relationship may not devote sufficient time to the marketing and sales of our products thereby exposing us to potential expenses in terminating such distribution agreements. For example, our subsidiary, BioSphere Medical S.A., or BSMA, ended its distribution agreement with Terumo N.V. in 2002 in part because of Terumo's failure to achieve sales forecasts agreed upon by the parties. As a result of subsequent litigation BSMA was required to pay Terumo approximately $785,000 in damages arising from such termination and incurred additional legal and administrative expenses incident to the legal proceeding. We and any of our third-party collaborators must also market our products in compliance with federal, state and local laws relating to the providing of incentives and inducements. Violation of these laws can result in substantial penalties. If we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our distributors fail to promote our products, we will have difficulty maintaining and increasing our sales.

We may be required to expend significant resources for research, development, testing and regulatory approval of our products under development, and these products may not be developed successfully.

        We are developing and commercializing products for medical applications using embolotherapy techniques. Most of our next-generation embolotherapy product candidates are still in the early stages of research and development. Our products may not provide greater benefits than current treatments or products, or alternative treatments or products under development. All of our products under development will require significant additional research, development, pre-clinical and/or clinical testing, regulatory approval and a commitment of significant additional resources prior to their commercialization. Our potential products may not:

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  be developed successfully;

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  be proven safe and effective in clinical trials;

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  offer therapeutic or other improvements over current treatments and products;

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  meet applicable regulatory standards or receive regulatory approvals;

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  be capable of production in commercial quantities at acceptable costs; or

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  be successfully marketed.

If we do not develop and introduce new products, we may not achieve additional revenue opportunities.

        We derived approximately 17% of our revenues for the nine-month period ended September 30, 2004 from the sale of non-strategic medical products that over time we expect will constitute a less significant portion of our revenues on an ongoing basis. These non-strategic medical products include barium delivery kits sold by us in the European Union, as well as other ancillary devices for hospital and physician use. In addition, we estimate that a significant portion of our revenues for the year ended December 31, 2003 and the nine months ended September 30, 2004 was derived from the sale of EmboGold Microspheres for UFE, an indication for which we do not have, and do not presently intend to seek clearance from the FDA to market. We made the decision not to seek FDA clearance for our EmboGold Microsphere product because of reports that a small number of patients treated with UFE using EmboGold Microspheres, which we believe constitute approximately 2% of the total number of patients receiving the procedure, reported a delayed onset of pain and/or rash. Accordingly, we need to develop and introduce new applications for our embolotherapy technology and pursue opportunities for microsphere technology in other medical applications. Any such new application for our embotherapy technology or microsphere technology will be subject to a number of risks inherent in the development and commercialization of a medical device product, including uncertainties with respect to the successful completion of clinical trails, our ability to achieve and maintain, and our willingness to seek, required regulatory approvals and our ability to successfully commercialize, market and sell these new applications assuming FDA approval is achieved. If, as a result of these or other risks, we are not successful in developing new applications and products, we will not achieve new revenue opportunities.

If we are unable to obtain or maintain adequate product liability insurance, then we may have to pay significant monetary damages in a successful product liability claim against us.

        The development and sale of medical devices entails an inherent risk of product liability. For example, if we are not able to successfully educate physicians to properly use our products, or if the market determines or concludes that any of our products are not safe or effective for any reason, we may be exposed to product liability claims. Although we currently maintain product liability insurance coverage for our products, our existing insurance and any additional insurance we may subsequently obtain may not provide us with adequate coverage against all potential claims. If we are exposed to product liability claims for which we have insufficient insurance, we may be required to pay significant damages, which would prevent or delay our ability to commercialize our products and could harm our business and results of operations.

If we are not able to compete effectively, we may experience decreased demand for our products, which may result in price reductions.

        We have many competitors in the United States and abroad, including medical device, biotechnology and other alternative therapeutic companies, universities and other private and public research institutions. We have experienced increased competition since receiving FDA approval for use of our Embosphere Microsphere for UFE. Our success depends upon our ability to develop and maintain a competitive position in both the embolotherapy and related delivery systems markets. Our key competitors in both the fields of embolotherapy and the delivery systems used in the UFE procedure are Angiodynamics Incorporated, Biocompatibles, Ltd., Boston Scientific Corporation, Cook Incorporated, Cordis Corporation, a Johnson and Johnson Company, Pfizer, Inc. and Terumo Corporation. These and many of our other competitors have greater capabilities, experience and financial resources than we do. As a result, they may develop products quicker or at less cost, that compete with our microsphere products and related delivery systems. In addition, we may experience decreased demand for our products if these or other competitors announce that they have begun to develop products that compete with our products. For example, in the fourth quarter of 2002, some of our competitors provided free or reduced price samples of competing forms of microspheres for the treatment of medical procedures for which our Embosphere microspheres are indicated. The availability of these free or reduced priced samples has had, and may continue to have, a material adverse effect on our product revenues, primarily due to a loss of market share for the sale of our products. Currently, the primary products with which our microspheres compete for some of our applications are spherical polyvinyl alcohol, sold by Boston Scientific Corporation, Biocompatibles and

Terumo, gel foam, sold by Pfizer, and non-spherical polyvinyl alcohol, sold by Angiodynamics and Cook. In addition, our competitors may develop technologies that render our products obsolete or otherwise noncompetitive.

        We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to commercially develop our business. Moreover, we may not be able to compete effectively, and competitive pressures may result in less demand for our products and impair our ability to become profitable.

If we fail to maintain, or in some instances obtain, an adequate level of reimbursement for our products by third-party payers, there may be no commercially viable markets for our products.

        The availability and levels of reimbursement by governmental and other third-party payers affects the market for any medical device. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount. Some insurance companies do not fully reimburse for embolization procedures. These third-party payers attempt to contain or reduce the costs of healthcare by challenging the prices that companies such as ours charge for medical products. In some foreign countries, particularly the countries of the European Union where our microsphere products are currently marketed and sold, the pricing of medical devices is subject to governmental control, and the prices charged for our products have in some instances been reduced as a result of these controls.

        Initiatives to limit the growth of healthcare costs, including price regulation, are underway in the United States and other major healthcare markets. For example, these proposals include prescription drug benefit legislation recently enacted in the United States, and healthcare reform initiatives proposed in certain state and local jurisdictions and other countries. While these initiatives have in many cases related to pharmaceutical pricing, implementation of more sweeping healthcare reforms in significant markets may limit the price of, or the level at which reimbursement is provided for, the Company's products and may influence a physician's selection of products used to treat patients.

If we do not retain our senior management, other key employees, scientific collaborators and advisors, we may not be able to successfully implement our business strategy; changes in management could result in short-term disruption to our business.

        The loss of key members of our management team could harm us. We have recently experienced significant changes in management. In November 2004, Richard Faleschini joined us as our president and chief executive officer and Gary M. Saxton joined us as vice president of sales and marketing, and in September 2004, Martin Joyce joined us as our chief financial officer. Our senior management team also includes Jonathan R. McGrath, vice president, research and development. Our former president and chief executive officer, Paul A. Looney, only served as our president and chief executive officer for approximately 27 months and our former vice president of U.S. Sales, Thomas Keenan, only served as our vice president of U.S. Sales for 34 months. Disruptions in our business could result in the near term as a result of changes in our management such as the departures of Messrs. Looney and Keenan, and the integration of our new management team into our company. Our success is substantially dependent on the ability, experience and performance of these members of our senior management and other key employees. We currently have employment agreements with each of our executive officers, other than Mr. Saxton. These employment agreements are generally for a term of one year and are subject to annual renewal. Either party has the right to terminate the agreement at any time for any reason or no reason on 60 days prior written notice, except that we can terminate Mr. Joyce's agreement within the first year without notice. We do not carry key man life insurance on any of our executive officers or other personnel. We also depend on approximately 25 scientific collaborators and advisors, all of whom have other commitments that may limit their availability to us. Because of their ability and experience, if we lose one or more of these individuals, we may not be able to successfully implement our business strategy.

If we make any acquisitions, we will incur a variety of costs and may never successfully integrate the acquired business into ours.

        We may attempt to acquire businesses, technologies, services or products that we believe are a strategic complement to our business model. We may encounter operating difficulties and expenditures relating to integrating an acquired business, technology, service or product. These acquisitions may also absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. We may also make dilutive issuances of equity securities, incur debt or experience a decrease in the cash available for our operations, or incur contingent liabilities in connection with any future acquisitions.

Because key stockholders beneficially own a significant amount of our common stock, they may be able to exert control over us.

        As of the completion of our private placement on November 10, 2004, Sepracor Inc. and funds affiliated with Cerberus Capital Management, L.P. beneficially owned approximately 28.6% and 18.0% of our outstanding common stock, respectively, including shares of common stock issuable as of November 10, 2004 upon the exercise of warrants and series A preferred stock held by these stockholders. Moreover, two of our directors are executive officers of Sepracor and we have granted board observation rights to Cerberus. Accordingly, Sepracor and Cerberus may have significant influence over corporate actions requiring stockholder approval, such as the election of directors, amendment of our charter documents and the approval of merger or significant asset sale transactions. In addition, the shares of our series A preferred stock held by Sepracor and Cerberus entitled them to certain voting rights in accordance with the terms and conditions of the series A preferred stock. Specifically, we will need the consent of holders of at least 50% of the series A preferred stock initially purchased by Sepracor and Cerberus to undertake certain key corporate actions, including the following:

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  amending our charter or bylaws in a manner that adversely affects the holders of series A preferred stock;

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  authorizing or issuing any equity security that is senior to or pari passu with the series A preferred stock; and

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  declaring or paying any dividends on, or redeeming or repurchasing any shares of our capital stock, subject to customary exceptions.

        In addition, on December 23, 2004, we entered into a restrictive covenants agreement with Sepracor and Cerberus, pursuant to which we agreed not to issue any shares of common stock upon conversion of the series A preferred stock and/or upon exercise of the warrants held by these stockholders to the extent that such conversion and/or exercise would result in (i) a change of control (within the meaning of the Nasdaq Marketplace Rules), or (ii) the aggregate issuance of more than 19.9% of our common stock outstanding as of November 10, 2004. Pursuant to the terms of the restrictive covenants agreement, both Sepracor and Cerberus also agreed to limit the number of shares of common stock each entity would vote, in respect of the shares of series A preferred stock held, on matters in which holders of our series A preferred stock and our common stock vote as one class, to no more than the quotient of (x) the aggregate purchase price paid by such entity for its series A preferred shares divided by (y) the closing bid price of the common stock on the initial issuance date of the series A preferred stock. We also agreed with these investors that we will submit to our stockholders for approval amendments to the certificate of designations, preferences and rights of series A preferred stock we filed with the secretary of state of the state of Delaware on November 9, 2004 to effect the modifications to the terms of the series A preferred stock set forth in the restrictive covenants agreement. Sepracor and Cerberus have agreed to vote in favor of such amendments to the certificate of designations and have granted an irrevocable proxy to appoint our chief executive officer and vice president of finance as attorney-in-fact and proxy to vote all of their shares of common stock, other than the shares underlying the series A preferred stock and warrants, in favor of such amendments.

        The ownership concentration of Sepracor and Cerberus could cause the market price of our common stock to decline. In addition, conflicts of interest between these key stockholders and us may arise, including with respect to competitive business activities and control of our management and our affairs.

The holders of shares of our series A preferred stock have rights that could adversely affect an investment in our common stock.

        The holders of our series A preferred stock have the right to an adjustment in the conversion rate of the series A preferred stock if we issue securities at a price below the purchase price paid by these holders. These provisions could substantially dilute your interest in BioSphere in the event of future financing transactions. The holders of series A preferred stock also have the right to receive a 6% dividend per annum which, at our election, may be paid in cash or additional shares of series A preferred stock. If paid in stock, this dividend could also further dilute your ownership interest. In addition, the holders of our series A preferred stock have the right to participate in future capital raising transactions by BioSphere. The existence of this right may reduce our ability to establish terms with respect to, or enter into, any financing with parties other than the investors.

        In the event that we enter into an acquisition or business combination in which we sell all or substantially all of our assets or if there occurs a change of control of a majority of our common stock outstanding prior to such transaction, the holders of our series A preferred stock will have the right to receive, before any distributions or payments to the holders of our common stock, an amount in cash equal to their initial purchase price, $8,000,000, plus an amount equal to any accrued but unpaid dividends, and will then participate with the holders of the common stock on a pro rata basis with respect to the distribution of any remaining assets. The existence of this right may make it difficult for us to raise capital in financing transactions with third parties and will also result in holders of our common stock receiving less distributions or payments upon a change of control or asset sale than they would be entitled to receive if no preferential payments were required to be made to holders of our series A preferred stock.

If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary from those reflected in our projections and accruals.

        Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses.

        The significant accounting policies that we believe are most critical to our financial statements are our policies and judgments relating to:

  •
  revenue recognition, including with respect to our estimates regarding the adequacy of our sales return reserves;

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  accounts receivable, including with respect to our provision for estimated credit losses;

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  inventory, including our estimates with respect to product demand, production loss and obsolete inventory; and

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  deferred taxes, including our estimates with respect to our ability to recover deferred tax assets and record a valuation allowance against deferred taxes.

        We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. There can be no assurance, however, that our estimates, or the assumptions underlying them, will be correct. This, in turn, could adversely affect our stock price. For example, with respect to revenue recognition, we establish reserves for potential sales returns and evaluate, on a monthly basis, the adequacy of those reserves based upon realized experience. We may not continue to experience the same return rates that we have in the past. Any unanticipated significant change in product satisfaction and any resulting credit returns for which we do not have adequate reserves could have a material adverse impact on our operating results for the period or periods in which such returns materialize. With respect to accounts receivable, we monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical payment experience and any specific customer collection issues that we have identified. We may not continue to experience the same credit loss rates that we have in the past. Unexpected negative changes in our credit loss rates for which we have not made accurate estimates could have an adverse impact on our liquidity and operating results. We regularly review inventory quantities in process and on hand and record a provision for production loss and obsolete inventory based primarily on actual loss experience and on our estimated forecast of product demand. A significant unexpected decrease in demand could result in an increase in the amount of excess inventory quantities on hand. In the future, if our inventory is determined to be overvalued, we would be required to recognize such costs in our costs of product sales at the time of such determination. Any significant unanticipated changes in production yield or product demand could have a significant impact on the value of our inventory and our reported operating results. We use the asset and liability accounting method whereby deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and tax bases of assets and liabilities using current statutory tax rates. Due to the size of our net operating loss carry forward in relation to our history of unprofitable operations, we have provided a valuation allowance and not recognized any of our net deferred tax assets. We evaluate, on a quarterly basis, the ability to recover the deferred tax assets and the appropriateness of the valuation allowance. Future improvements in operational performance could increase the probability of our ability to apply our deferred tax assets against taxable income. If we do not adequately estimate our ability to recover deferred tax assets there could be a significant impact on the value of our deferred tax assets and our reported operating results in the future.

Risks Relating to Regulatory Matters

If we do not obtain and maintain the regulatory approvals required to market and sell our products, then our business may be unsuccessful and the market price of our stock may decline.

        We are subject to regulation by government agencies in the United States and abroad with respect to the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. For example, our products are subject to approval or clearance by the FDA prior to marketing in the United States for commercial use. Similar regulations exist in most major foreign markets, including the European Union, Latin America and Asia. The process of obtaining necessary regulatory approvals and clearances will be time-consuming and expensive for us. If we do not receive required regulatory approval or clearance to market our products, or if any approvals we have received are revoked or terminated, we may not be able to develop and commercialize our products and become profitable, and the value of our common stock may decline.

If the FDA or other regulatory agencies place restrictions on, or impose additional approval requirements with respect to products we are then marketing, we may incur substantial additional costs and experience delays or difficulties in continuing to market and sell these products.

        Even if the FDA grants us clearance with respect to marketing any product it may place substantial restrictions on the indications for which we may market the product, which could result in lower revenues. The marketing claims we are permitted to make in labeling or advertising regarding our microspheres are limited to those specified in any FDA clearance or approval. For example, because our EmboGold Microspheres are not cleared for use in UFE, we may not promote them for this use.

        We may in the future make modifications to our microspheres or their labeling which we determine do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to make additional 510(k) filings for the modification, and we may be prohibited from marketing the modified product until we obtain FDA clearance. Similarly, if we obtain premarket approval, we may not be able to make product or labeling changes until we get FDA clearance.

        Further, the FDA has classified our embolotherapy device into Class III, which means that even though we have obtained clearance under Section 510(k) to market the device for certain indications, the FDA could in the future promulgate a regulation requiring premarket approval of the device under Section 515 of the Federal Food, Drug, and Cosmetic Act to allow it to remain on the market. We may experience difficulty in providing the FDA with sufficient data for premarket approval in a timely fashion, if at all. In addition, the FDA may require us to conduct a post market surveillance study that would require us to track specific elements of patient experience with our microspheres product after we have begun marketing it. If such a study revealed previously unknown adverse events or an unexpectedly high rate of adverse events, the FDA could place further restrictions on our marketing of the device, or rescind our clearance or approval.

        Our products will be subject to continuing FDA requirements relating to quality control, quality assurance, and maintenance of records, documentation, manufacturing, labeling and promotion of medical devices. We are also required to submit medical device reports to the FDA to report device-related deaths or serious injuries, as well as malfunctions, the recurrence of which would be likely to cause or contribute to a death or serious injury. These reports are publicly available.

        We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside the U.S. Many foreign regulatory authorities, including those in major markets such as China, have different approval procedures than those required by the FDA and may impose additional testing requirements for our medical device candidates.

If we fail to comply with regulatory laws and regulations, we will be subject to enforcement actions, which will affect our ability to market and sell our products and may harm our reputation.

        If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products successfully and could harm our reputation and lead to less acceptance of our products by the market. These enforcement actions include:

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  product seizures;

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  voluntary or mandatory recalls;

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  voluntary or mandatory patient or physician notification;

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  withdrawal of product clearances or approvals;

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  withdrawal of investigational device exemption approval;

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  restrictions on, or prohibitions against, marketing our products;

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  fines;

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  restrictions on importation of our products;

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  injunctions;

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  civil and criminal penalties; and

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  withdrawal of premarket approval or rescission of premarket notification clearance.

Risks Relating to Our Intellectual Property

If we are unable to obtain patent protection for our products, their competitive value could decline.

        We may not obtain meaningful protection for our technology and products with the patents and patent applications that we own or license relating to our microsphere technology or other ancillary products. In particular, the patent rights we possess or are pursuing generally cover our technologies to varying degrees, and these rights may not prevent others from designing products similar to or otherwise competitive with our Embosphere Microspheres and other products commercialized by us. To the extent that our competitors are able to design products competitive with ours without infringing our intellectual property rights, we may experience less market penetration with our products and, consequently, we may have decreased revenues.

        We do not know whether competitors have similar United States patent applications on file, since United States patent applications filed before November 28, 2000 or for which no foreign patents will be sought are secret until issued, and applications filed after November 28, 2000 are published approximately 18 months after their earliest priority date. Consequently, the United States Patent and Trademark Office could initiate interference proceedings involving our owned or licensed United States patent applications or issued patents. Further, there is a substantial backlog of patent applications at the United States Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

        We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

If we become involved in expensive patent litigation or other proceedings to enforce our patent rights, we could incur substantial costs and expenses or substantial liability for damages or be required to stop our product development and commercialization efforts.

        Although we are not currently involved in any litigation, negotiations, discussions or actions with third parties to enforce our patent rights, in order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. By initiating legal proceedings to enforce our intellectual property rights, we may also provoke these third parties to assert claims against us and, as a result, our patents could be narrowed, invalidated or rendered unenforceable by a court. Furthermore, we may be sued for infringing on the intellectual property rights of others. We may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court regarding the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, could divert management attention and resources away from our business.

        The patent position of companies like ours generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. We may not prevail in any patent-related proceeding. If we do not prevail in any litigation, we could be required to pay damages, stop the infringing activity, or obtain a license. Any required license might not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be prevented from selling some of our products, which could decrease our revenues.

If any of our licenses to use third-party technologies in our products are terminated, we may be unable to develop, market or sell our products.

        We are dependent on license agreements relating to our current and proposed products that give us rights under intellectual property rights of third parties. In particular, we have an agreement with L'Assistance Publique-Hopitaux De Paris, referred to as AP-HP, pursuant to which AP-HP has granted us exclusive rights to use two jointly-owned patents relating to microspheres. We also have an agreement with Dr. Shinichi Hori pursuant to which we have an exclusive royalty-bearing license to Japanese patent rights for our Hepasphere SAP Microspheres product. Either of these agreements can be terminated on short notice by the licensor if we default on our obligations under the license and fail to cure such default after notice is provided. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on us. Our failure, or any third party's failure, to comply with the terms of any of these licenses could result in our losing our rights to the license, which could result in our being unable to develop, manufacture or sell products which contain the licensed technology.

Risks Relating to the Production and Supply of Our Products

If we experience manufacturing delays or interruptions in production, then we may experience customer dissatisfaction and our reputation could suffer.

        If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently produce and package all of our microsphere products in one manufacturing facility in France. In the U.S., we have engaged Radius Medical Technologies, Inc. to supply our guidewire product and Accellent to supply and package our catheter product. Either we or any third-party manufacturer would likely experience significant delays or cessation in producing our products if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur. If we are unable to manufacture and package our microsphere products at our facility in France, we may be required to enter into arrangements with one or more alternative contract manufacturing companies. In addition, if we are required to depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability.

        Medical device manufacturers must adhere to the FDA's current Good Manufacturing Practices regulations, which are enforced by the FDA through its facilities inspection program. The manufacturers may not be able to comply or maintain compliance with Good Manufacturing Practices regulations. If any third-party manufacturers we engage fail to comply, their noncompliance could significantly delay our receipt of new product premarket approvals or result in FDA enforcement action, including an embargo on imported devices. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer, we will be required to submit a premarket approval application supplement before the change is implemented.

We have initiated a program to replace syringes containing our microspheres products because of shelf life limitations on the saline solution contained within the syringes, and reserves we have taken may not be adequate.

        We have incurred costs in connection with replacing syringes containing our microspheres products because of shelf life limitations of the saline solution contained within the syringes. We have informed our customers of these shelf life limitations, and have advised them to contact us regarding product replacement of their syringes. These costs may be in excess of those currently reserved for product obsolescence, excess inventory, warranty claims and product returns. For the nine-month period ended September 30, 2004, we have recognized $223,000 in costs of product sales for product replacement as a result of shelf life limitations.

Because we rely on a limited number of suppliers, we may experience difficulty in meeting our customers' demands for our products in a timely manner or within budget.

        We currently purchase key components and services with respect to our microspheres, catheters and guidewires from approximately nine third-party vendors including Radius, from whom we purchase guidewires for our Segway Guidewire product, and Accellent, from whom we purchase catheters for our EmboCath Infusion Catheters product. We generally do not have long-term agreements with any of our suppliers.

        Our reliance on our suppliers exposes us to risks, including:

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  the possibility that one or more of our suppliers could terminate their services at any time without penalty;

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  the potential inability of our suppliers to obtain required components;

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  the potential delays and expenses of seeking alternative sources of supply;

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  reduced control over pricing, quality and timely delivery due to difficulties in switching to alternative suppliers; and

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  the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current Good Manufacturing Practices regulations.

        Consequently, in the event that our suppliers delay or interrupt the supply of components for any reason, our ability to produce and supply our products could be impaired, which could lead to customer dissatisfaction.

Risks Relating to Our Foreign Operations

If we are unable to meet the operational, legal and financial challenges that we encounter in our international operations, we may not be able to grow our business.

        Our worldwide manufacturing and European sales operations are currently conducted primarily through our French subsidiary. Furthermore, we currently derive a portion of our revenues from the sale of our microspheres and other products in the European Union. For the year ended December 30, 2003 and the nine-months ended September 30, 2004, approximately 29% and 34%, respectively, of our revenues were derived from sales of our microspheres and other products in the European Union. We are increasingly subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

  •
  failure of local laws to provide the same degree of protection against infringement of our intellectual property;

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  protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

  •
  potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

  •
  potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

Because we translate foreign currency from international sales into u.s. dollars and are required to make foreign currency payments, we may incur losses due to fluctuations in foreign currency exchange rates.

        A significant portion of our business is conducted in the European Union, and we recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses, which may cause fluctuations in our future operating results. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

Risk Relating to Our Stock Price

Because the market price of our stock is highly volatile, investments in our stock could rapidly lose their value and we may incur significant costs from class action litigation.

        The market price of our stock is highly volatile. During 2003 and 2004, the price of our common stock ranged from a high of $6.75 to a low of $2.12. As a result of this volatility, investments in our stock could rapidly lose their value. In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many medical device companies and which are often unrelated to the operating performance of these companies.

        When the market price of a stock has been as volatile as our stock price has been, holders of that stock may institute securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs in defending the lawsuit. The lawsuit could also divert the time and attention of our management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        In November 2004, we sold shares of our Series A Preferred Stock to the selling stockholders, resulting in gross proceeds to us of $8,000,000. We intend to use the proceeds from the sale of these shares for working capital and general corporate purposes. We have not allocated any portion of the proceeds for any specific purpose.

        We will not receive any proceeds from the sale of shares by the selling stockholders.

        The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our auditors.

SELLING STOCKHOLDERS

        The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of November 10, 2004, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may decide not to sell all or any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

        For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared under applicable law.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

        Timothy Barberich and David Southwell, directors of BioSphere, are president and chief executive officer and executive vice president and chief financial officer, respectively of Sepracor. We have granted to Sepracor rights with respect to the registration under the Securities Act of 1933, as amended, of shares of our common stock acquired by Sepracor in January 1994. These rights provide that Sepracor may require us to register the shares having an aggregate offering price of at least $5,000,000, subject to certain conditions and limitations. In July 2001 we sold shares of our common stock in an underwritten public offering and Sepracor also sold shares of our common stock then owned by it in such public offering. Sepracor agreed to reimburse us for a portion of the offering expenses relating to such public offering. Sepracor reimbursed us in full for its portion of these offering expenses in February 2002. Except as set forth in this paragraph, none of the selling stockholders has held any position or had any material relationship with us in the past three years.

			Shares of Common Stock to be Beneficially Owned After the Offering
	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)(2)
Name of Selling Stockholder		Number of Shares of Common Stock Being Offered(1)(2)
			Number	Percent(3)
Cerberus Partners, L.P.	1,892,296(4)	1,408,881	483,415	2.8%
Sepracor Inc.	4,633,214(5)	1,408,881	3,224,333	18.8%

(1)
Pursuant to the terms of the certificate of designations of our series A preferred stock, no holder of series A preferred stock shall be entitled to convert its shares of series A preferred stock (i) if and to the extent we shall have received written advice from NASDAQ that such conversion would result in a change of control (within the meaning of NASD Rule 4350(i)(1)(B)), or (ii) if and to the extent that such conversion would result in the issuance of more than 19.9% of our common stock outstanding as of November 10, 2004, for purposes of NASD Rule 4350(i)(1)(D). Pursuant to the terms of the restrictive covenants agreement we entered into with Sepracor Inc. and Cerberus Partners, L.P., we shall not issue any shares of common stock upon conversion of the series A preferred stock and/or upon exercise of the warrants held by these Sepracor or Cerberus to the extent that such conversion and/or exercise would result in (i) a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B)), or (ii) the aggregate issuance of more than 19.9% of our common stock outstanding as of November 10, 2004, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D). The restrictive covenants agreement also provides that Sepracor and Cerberus will limit the number of shares of common stock each entity would vote, in respect of the shares of series A preferred stock held, on matters in which holders of our series A preferred stock and our common stock vote as one class, to no more than the quotient of (x) the aggregate purchase price paid by such entity for its series A preferred shares divided by (y) the closing bid price of the common stock on the initial issuance date of the series A preferred stock.

(2)
Includes all shares of common stock issuable upon exercise of the warrants and upon conversion of the series A preferred stock initially issued on November 10, 2004. In addition, we are required to make a 6% per annum dividend payment, which is payable quarterly, on all then-outstanding shares of Series A preferred stock, which, at our election, can be paid in cash or in additional shares of series A preferred stock, which we referred to as the series A dividend shares. Because the number of shares of common stock issuable upon conversion of any such series A dividend shares is dependent upon (i) whether or not we elect, at the time the dividend payment is due, to pay such dividend in cash or series A dividend shares, and (ii) the number of shares of series A convertible preferred stock still outstanding on each dividend payment date, the actual number of shares of common stock that will be issued in respect of such conversions and, consequently, offered for sale under this registration statement, cannot be determined at this time. Furthermore, the number of series A dividend shares that may be issued is subject to the 19.9% limitation described in footnote 1 above. Therefore, we have registered for resale the maximum number of shares of common stock underlying the series A dividend shares issuable to the selling stockholders after giving effect to the 19.9% limitation described in footnote (1), assuming that no shares of series A preferred stock are converted, which is equal to 208,881 shares of common stock for each of Cerberus Partners, L.P. and Sepracor, or a total of 417,762 shares, all of which is reflected in the foregoing table.

(3)
The percent of shares beneficially owned after completion of the offering is based upon the sum of (i) 14,293,954 shares of our common stock outstanding as of November 10, 2004, plus (ii) the total number of shares of common stock offered under this prospectus plus, solely with respect to Cerberus Partners, L.P. and 13,889 shares of common stock issuable upon the exercise of warrants held by Cerberus Partners, L.P.

(4)
The shares listed include (i) 469,256 shares of common stock held by Cerberus Partners, L.P., (ii) 213,889 shares of common stock issuable upon the exercise of warrants held by Cerberus Partners, L.P. and (iii) 1,000,000 shares of common stock issuable upon the conversion of 4,000 shares of series A preferred stock held by Cerberus Partners, L.P. (subject to adjustment in certain circumstances). The shares listed do not include (a) 152,800 shares of common stock held directly by Stephen Feinberg, (b) 937,212 shares of common stock held by Cerberus International, Ltd. or (c) 27,778 shares of common stock issuable upon the exercise of warrants held by Cerberus International, Ltd. Mr. Feinberg, through one or more intermediate entities, exercises sole voting and investment control with respect all shares of common stock held by Cerberus Partners, L.P. and Cerberus International, Ltd.

(5)
The shares listed include (i) 3,224,333 shares of common stock held by Sepracor, (ii) 1,000,000 shares of common stock issuable upon the conversion of 4,000 shares of series A preferred stock held by Sepracor (subject to adjustment in certain circumstances) and (iii) 200,000 shares of common stock issuable upon the exercise of warrants held by Sepracor.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In some circumstances we will be required to file a post-effective amendment to the registration statement of which this prospectus constitutes a part in order to amend the list of selling stockholders.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

        The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

        The consolidated financial statements of BioSphere Medical, Inc. appearing in BioSphere Medical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

    (1)
    Our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-23678);

    (2)
    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-23678);

    (3)
    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 000-23678);

    (4)
    Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 000-23678);

    (5)
    Our Current Report on Form 8-K filed on May 21, 2004 (File No. 000-23678);

    (6)
    Our Current Report on Form 8-K filed on September 21, 2004 (File No. 000-23678);

    (7)
    Our Current Report on Form 8-K filed on November 8, 2004 (File No. 000-23678);

    (8)
    Our Current Report on Form 8-K filed on November 15, 2004 (File No. 000-23678);

    (9)
    Our Current Report on Form 8-K filed on November 24, 2004 (File No. 000-23678);

    (10)
    Our Current Report on Form 8-K filed on December 30, 2004 (File No. 000-23678)

    (11)
    Our Current Report on Form 8-K filed on January 27, 2005 (File No. 000-23678);

    (12)
    The description of the securities contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description (File No. 000-23678).

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

      BioSphere Medical, Inc.
      1050 Hingham Street
      Rockland, MA 02370
      Attention: Martin J. Joyce
                          Vice President and Chief Financial Officer
                          Telephone: (781) 681-7900

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by BioSphere (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$1,228
Legal fees and expenses	$50,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$3,772

Total Expenses	$60,000

Item 15. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. BioSphere has included such a provision in its Certificate of Incorporation.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article NINTH of BioSphere's Certificate of Incorporation requires BioSphere to indemnify each person who is or was or has agreed to be a director or officer of BioSphere against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Delaware General Corporation Law, as amended. In addition, Article EIGHTH of BioSphere's Certificate of Incorporation provides that no director or officer of BioSphere shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        BioSphere has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16. Exhibits

EXHIBIT NUMBER		DESCRIPTION
3.1	(1)	Certificate of Incorporation, as amended, of BioSphere Medical, Inc.
3.2	(2)	By-Laws of BioSphere Medical, Inc.
3.2	(3)	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of BioSphere Medical, Inc.
4.1	(4)	Specimen Certificate for shares of common stock, $.01 par value, of BioSphere Medical, Inc.
5.1	*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1		Consent of Ernst & Young LLP.
23.2	*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1	*	Power of Attorney (See page II-4 of this Registration Statement).

(1)
Incorporated by reference to BioSphere Medical Inc.'s Registration Statement on Form S-8, dated July 23, 1999 (File No. 333-83639).

(2)
Incorporated by reference from BioSphere Medical Inc.'s Registration Statement on Form S-8, dated June 10, 1996 (File No. 333-05621).

(3)
Incorporated by reference to BioSphere Medical Inc.'s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 15, 2004.

(4)
Incorporated by reference to BioSphere Medical Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

*
Previously filed.

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

        (2)    That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Rockland, Commonwealth of Massachusetts, on February 10, 2005.

BIOSPHERE MEDICAL, INC.
By:	/s/ MARTIN J. JOYCE Martin J. Joyce Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard J. Faleschini	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2005
/s/ MARTIN J. JOYCE Martin J. Joyce	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 10, 2005
* Timothy J. Barberich	Director	February 10, 2005
* William M. Cousins, Jr.	Director	February 10, 2005
* Alexander M. Klibanov	Director	February 10, 2005
* Paul A. Looney	Director	February 10, 2005
* John H. MacKinnon	Director	February 10, 2005

* Riccardo Pigliucci	Director	February 10, 2005
* David P. Southwell	Director	February 10, 2005
*By:	/s/ MARTIN J. JOYCE Martin J. Joyce Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
3.1	(1)	Certificate of Incorporation, as amended, of BioSphere Medical, Inc.
3.2	(2)	By-Laws of BioSphere Medical, Inc.
3.2	(3)	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of BioSphere Medical, Inc.
4.1	(4)	Specimen Certificate for shares of common stock, $.01 par value, of BioSphere Medical, Inc.
5.1	*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1		Consent of Ernst & Young LLP.
23.2	*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1	*	Power of Attorney (See page II-4 of this Registration Statement).

(1)
Incorporated by reference to BioSphere Medical Inc.'s Registration Statement on Form S-8, dated July 23, 1999 (File No. 333-83639).

(2)
Incorporated by reference from BioSphere Medical Inc.'s Registration Statement on Form S-8, dated June 10, 1996 (File No. 333-05621).

(3)
Incorporated by reference to BioSphere Medical Inc.'s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 15, 2004.

(4)
Incorporated by reference to BioSphere Medical Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

*
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
About Us
THE OFFERING
RISK FACTORS
Risk Relating to Our Future Profitability
Risks Relating to Our Financial Results and Need For Financing
Risks Relating to Our Industry, Business and Strategy
Risks Relating to Regulatory Matters
Risks Relating to Our Intellectual Property
Risks Relating to the Production and Supply of Our Products
Risks Relating to Our Foreign Operations
Risk Relating to Our Stock Price
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX